CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 24, 2021, relating to the financial statements and financial highlights of Spectrum Low Volatility Fund, Spectrum Advisors Preferred Fund, and Spectrum Unconstrained Fund, each a series of Advisors Preferred Trust, for the year or period ended September 30, 2021, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Chicago, Illinois

January 24, 2022